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EXHIBIT 11.1 - EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. Primary and fully diluted earnings per share are the same for each period presented.

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                                                       Three Months Ended March 31,    Six Months Ended March 31,
                                                       ----------------------------    --------------------------
                                                           1998            1997            1998            1997
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
Common stock outstanding throughout the period          2,836,000       2,794,000       2,793,000       2,794,000
Exercised options                                           3,000              --           5,000              --
Dilutive unexercised stock options:
     Shares presumed issued at exercise
        ($2.25 to $3.75 per share in 1998 and
        $2.25 to $3.00 per share in 1997)                 198,000         110,000         201,000         110,000
     Less:  Shares repurchased with presumed
               proceeds at average per share price
               ($3.73 per share in 1998 and
               $2.11 per share in 1997)                  (180,000)       (102,000)       (169,000)        (76,000)
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Weighted average shares outstanding                     2,857,000       2,802,000       2,830,000       2,828,000
=================================================================================================================
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
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                                                           (a)                   (b)
                                                                               Weighted
                                                        Results of             Average
                                                        Operations              Shares        Per Share (a / b)
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
Net loss -   Three Months Ended March 31,1998            $(590,000)            2,857,000          $  (.21)
                     Six Months Ended March 31, 1998     $(625,000)            2,830,000          $  (.22)

Net income - Three Months Ended March 31, 1997           $ 161,000             2,802,000          $   .06
                     Six Months Ended March 31, 1997     $ 599,000             2,828,000          $   .21
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